Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report date May 7, 2021 relating to the balance sheets of Rentberry, Inc. as of December 31, 2020 and 2019 and the related statements of operations, changes in Stockholders' Equity, and cash flows for the years then ended, and the related to notes to the financial statements.

Bumpers and Company

Wilmington, Delaware

May 24, 2021

(302) 798-3300 | Fax (302) 798-5231 | www.bumpersco.com

1104 Philadelphia Pike ● Wilmington, Delaware 19809-2031